Exhibit 99.(d)(4)

THE THAI CAPITAL FUND, INC.

To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed is a prospectus dated January   , 2013, and other materials relating to the offer of 3,575,649 shares of preferred stock of The Thai Capital Fund, Inc. (the “Fund”), issuable upon the exercise of rights distributed to stockholder of record of the Fund’s common stock as of the close of business on January   , 2013 (the record date).

As described in the enclosed prospectus, the Fund has issued one non-transferable right for each share of common stock registered in your name as of the record date.  Under the terms of the offer, one right entitles the holder to acquire one share of the preferred stock at the subscription price of $4.95.  The terms of the offer also entitle record date stockholders to subscribe, subject to certain conditions and allotment, for shares not subscribed for through the exercise of rights in the primary subscription as described in the enclosed prospectus.

The rights are non-transferable and may only be exercised by you as the registered holder.  Accordingly, we are asking you to contact your clients for whom you hold shares of common stock of the Fund registered in your name, or in the name of your nominee, to obtain instructions with respect to the rights.  You will be reimbursed for customary mailing and handling expenses incurred by you forwarding the enclosed materials to your clients.

Enclosed are copies of the following documents:

1.                                      A prospectus dated January     , 2013.

2.                                      A form of letter which may be sent to clients whose shares of common stock are registered in your name or in the name of your nominee, with space provided for obtaining instructions with regard to the rights.

3.                                      A form of Notice of Guaranteed Delivery.

4.                                      A return envelope addressed to American Stock Transfer & Trust Company, the subscription agent.

Your prompt action is requested.  The offer expires at 5:00 p.m., New York City time, on   , 2013, unless extended.

Additional copies of the enclosed materials may be obtained by calling AST Fund Solutions, LLC, the information agent for the offer, at (212) 400-2605.

Very truly yours,

Alan Goodson
President
The Thai Capital Fund, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE FUND, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF COMMON SHARES, OR AUTHORIZE YOU OR ANY PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE ENCLOSED PROSPECTUS OR THE SUBSCRIPTION CERTIFICATE.